EXIBIT 99.1



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February 8th, 2001

NTL WINS CABLE & WIRELESS OPTUS ABC TV CONTRACT FOR SATELLITE DOWNLINK SERVICES

- NTL WINS 10 YEAR SATELLITE CONTRACT FROM CABLE & WIRELESS OPTUS, WORTH A$65M (US$36M)

-    NTL TO PROVIDE SATELLITE DOWNLINK SERVICES FOR DELIVERY OF ABC DIGITAL TV

-    ESTABLISHES NTL IN DIGITAL SATELLITE DISTRIBUTION SERVICES

Sydney, Australia (February 8th, 2001) - NTL Australia (NTL Incorporated, NYSE:
NLI; Easdaq: NTLI) has secured a 10-year contract with Cable & Wireless Optus (ASX Code: CWO) to provide satellite downlink services for the distribution of Australian Broadcasting Corporation ('ABC') digital television in regional and rural Australia. The value of the contract is A$65m (US$36m).

This follows NTL Australia winning the largest, fully outsourced, digital terrestrial television broadcast contract in Australia from the Australian Broadcasting Corporation in December 2000.

Tom Bennie, Managing Director of NTL Australia said: "Winning the CWO contract reflects the success NTL has experienced in Australia for delivering complex projects requiring national infrastructure coverage and a seamless end-to-end solution for the customer.

"NTL will provide downlink services from satellite to transmission tower at a potential 240 sites across Australia. As owners or leaseholders of the transmission sites and ABC's provider of broadcast transmission services, NTL is best placed to provide CWO with a reliable and efficient service," said Bennie.

The 10-year satellite contract for digital distribution services will begin on 1st July 2001. Satellite is the preferred distribution medium for rural and remote areas where land-lines (fibre or copper) are not available.


Note to Editors

- NTL Australia is the current transmission services provider for ABC TV and ABC Radio

- Digital signals can be received on conventional aerials with the addition of a "set top" box.

- ABC Digital Television will be broadcasting using the existing UHF/VHF television frequency bands.

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About NTL:

- In May 1999, NTL won the bid to own and operate Australia's National Transmission Network, previously managed by the National Transmission Agency. The 561 sites and 1700 transmitters are used by commercial and community broadcasters, telecommunications operators and emergency services. Clients include Telstra, Cable & Wireless Optus and Vodafone.

- NTL's core business in Australia is to transmit the analogue and digital television and analogue radio broadcasts of the ABC and SBS.

- NTL Australia own 51% of NTL Telecommunications, a joint venture between NTL and WIN Television and Southern Cross Broadcasting. NTL Telecommunications is a licensed carrier and will sell digital distribution services to broadcasters as well as wholesale capacity to the carrier market in Australia. WIN and SCB have contracted for 10 year digital distribution services. NTL Telecommunications is building the largest microwave radio network in the world.


For more information on NTL in Australia please visit:   http://www.ntla.com.au

For further information on NTL, contact:

In Australia
Glen Frost
Marketing Communications Manager
NTL Australia

t    (02) 8425 4608
f    (02) 9437 0510
m    0416 190 990
e    glen.frost@ntla.com.au


In the UK
Alison Kirkwood, Media Relations, 01256 752 662 / 07788 186154
Malcolm Padley, Media Relations, 01256 753408 / 07788 978199

Buchanan Communications - Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: 020 7466 5000


In the U.S.
Investor Relations:
John F. Gregg, Senior Vice President - Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Amy Minnick, Investor Relations
Tel: (001) 212 906 8440, or via e-mail at investor_relations@ntli.com

Media:
The Abernathy MacGregor Group
-        Winnie Lerner
-        Tel: (001) 212 371 5999